Exhibit 99.1

Gladstone Investment Corporation Announces Distribution for Its Newly Issued Term Preferred
Stock

MCLEAN, VA, November 25, 2014 – Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) announced today that on November 24, 2014, its board of directors declared the following cash distribution.

Term Preferred Stock: $0.225 per share of the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”), payable per the table below. The distribution is comprised of a full monthly amount for December 2014 ($0.140625) and a prorated monthly amount for November 2014 ($0.084375), reflecting the number of days the Series B Term Preferred Stock was issued and outstanding during the month of November 2014. The Series B Term Preferred Stock trades on the NASDAQ under the symbol “GAINO.”

Summary Table for Series B Term Preferred Stock cash distributions:

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
December 17	December 19	December 31	$0.225

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Investment Corporation

For further information: Gladstone Investment Corporation, +1-703-287-5893